Exhibit 10.15

Fathom Digital Manufacturing Corporation

Executive Severance and Change in Control Plan

Form of Participation Agreement

This Participation Agreement (this “Agreement”) is made and entered into by and between [•] (“you” or “Covered Executive”) and Fathom Digital Manufacturing Corporation (the “Company”) pursuant to the Fathom Digital Manufacturing Corporation Executive Severance and Change in Control Plan (the “Plan”). Any capitalized terms used in this Agreement but not defined herein shall have the meanings given to such terms in the Plan.

You have been designated as a Covered Executive (Tier [•] Executive) for purposes of the Plan. A copy of the Plan and SPD is attached hereto, the terms and conditions of which are incorporated by reference herein. Pursuant to the Plan, you are eligible to receive the following severance payments and benefits in connection with a Non-CIC Qualifying Termination or CIC Qualifying Termination, subject to the terms and conditions of the Plan.

Non-CIC Qualifying Termination

If you experience a Non-CIC Qualifying Termination and are otherwise eligible to receive benefits under the Plan, you will receive the following, subject to the terms and conditions of the Plan (including, without limitation, the requirement that you timely execute, and do not revoke, a Separation Agreement and Release of Claims):

•

Cash Severance: You will receive Cash Severance equal to [eighteen (18) months of Base Salary, payable as set forth in the Plan] [twelve (12) months of Base Salary, payable as set forth in the Plan] [three (3) to six (6) months of Base Salary, based on your Years of Service as of the Termination Date, payable as set forth in the Plan].

•	Bonuses: You will receive any Unpaid Prior Year Bonus and any Prorated Bonus, payable as set forth in the Plan.

•

COBRA Continuation Payment: If you were enrolled in a Company health plan on the Termination Date, you will receive a COBRA Continuation Payment representing the cost of [twelve (12) months of premiums] [three (3) to six (6) months of premiums (based on your Years of Service)] associated with coverage under COBRA.

CIC Qualifying Termination

If you experience a CIC Qualifying Termination and are otherwise eligible to receive benefits under the Plan, you will receive the following, subject to the terms and conditions of the Plan (including, without limitation, [your having at least one (1) Year of Service with the Company,]1 the requirement that you timely execute, and do not revoke, a Separation Agreement and Release of Claims and your continued compliance with the restrictive covenants in Annex 1):

•

Cash Severance: You will receive Cash Severance equal to the sum of (i) [eighteen (18)] [twelve (12)] [six (6)] months of Base Salary, (ii) [1.5x] [1.0x] [0.5x] your Target Bonus, and (iii) any Unpaid Prior Year Bonus, payable as set forth in the Plan.

[1]	NTD: Tier 3 Executives only

1

•

COBRA Continuation Payment: If you were enrolled in a Company health plan on the Termination Date, you will receive a COBRA Continuation Payment representing the cost of [eighteen (18)] [twelve (12)] [six (6)] months of premiums associated with coverage under COBRA.

•	Equity Awards: Any outstanding and unvested time-vesting awards held by you under the Omnibus Plan will be treated as set forth in Section 4.H. of the Plan.

Non-Duplication of Payments or Benefits

If (i) you experience a Non-CIC Qualifying Termination prior to a Change in Control that qualifies you for Non-CIC Severance under the Plan and this Agreement and (ii) a Change in Control occurs within the three (3) month period thereafter that would qualify you for CIC Severance under the Plan and this Agreement, then you will cease receiving any further payments or benefits under the Plan and this Agreement in connection with the Non-CIC Qualifying Termination, and the CIC Severance otherwise payable on a CIC Qualifying Termination will be offset by the corresponding payments or benefits already paid under this Agreement upon a Non-CIC Qualifying Termination.

Restrictive Covenants

In the event of a breach or threatened breach by you of any of the covenants contained in Annex 1:

•	any unpaid Cash Severance and any unpaid Target Bonus shall be forfeited effective as of the date of such breach, unless sooner forfeited by operation of another term or condition of this Agreement;

•	you must repay to the Company within ten (10) days of the date of such breach any Cash Severance and Target Bonus that has been paid to you;

•	any right to COBRA Continuation Coverage shall be forfeited effective as of the date of such breach, unless sooner forfeited by operation of another term or condition of this Agreement;

•	you must repay to the Company within ten (10) days of the date of such breach any COBRA Continuation Coverage reimbursement payments that have been paid to you;

•	any unvested portion of your time-based equity awards shall be forfeited effective as of the date of such breach, unless sooner terminated by operation of another term or condition of this Agreement;

•

any unvested portion of your performance-based equity awards shall be forfeited effective as of the date of such breach, unless sooner terminated by operation of another term or condition of this Agreement; and

•

you hereby consent and agree that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, and not in lieu of, legal remedies, monetary damages or other available forms of relief.

2

Other Provisions

You agree that the Plan and this Agreement constitute the entire agreement of the parties hereto and supersede in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties, and will specifically supersede any severance and/or change of control provisions of any offer letter, employment agreement, or equity award agreement (as to time-vesting awards) entered into between you and the Company. In the event of any conflict between this Agreement and the Plan, the Plan shall control, unless otherwise expressly provided herein.

This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

By your signature below, you and the Company agree that your participation in the Plan is governed by this Agreement and the provisions of the Plan. Your signature below confirms that: (1) you have received a copy of the Plan and SPD; (2) you have carefully read this Agreement and the Plan and SPD and you acknowledge and agree to its terms; and (3) decisions and determinations made by the Plan Administrator under the Plan will be final and binding on you and your successors. This Agreement will be effective as of the last date set forth below.

FATHOM DIGITAL MANUFACTURING CORPORATION	COVERED EXECUTIVE

By: ____________________________________	___________________________________

Its: ____________________________________

Date: ___________________________________	Date: _______________________________

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ANNEX 1

Fathom Digital Manufacturing Corporation

Restrictive Covenant Agreement2

DEFINITIONS

As used in this Annex 1, the following terms shall have the following meanings:

“Business” means (i) the businesses of (A) prototyping and low-volume services for in-house additive manufacturing technologies, (B) precision sheet metal and finishing services ranging from prototype through mid-volume production, including internal sheet metal cutting and forming solutions, (C) chemical etching for aerospace and defense, electronics, medical, automotive and other industries and (D) three-dimensional (“3D”) printing and processing and computer numerical control (“CNC”) machining, injection. molding and industrial design capabilities, or (ii) any other business of the Company Group as conducted or contemplated to be conducted as of the date of termination of your employment and/or during the Non-Compete Period, and in respect of which you have been materially involved or about which you have acquired Confidential Information during the course of your employment.

“Client or Potential Client” means each and every person and/or entity who or which, at any time during the two (2) years prior to the termination of your employment, (i) contracted for, was billed for, or received from the Company Group any product or service with which you worked directly or indirectly during your employment with the Company Group or about which you acquired Confidential Information during your employment with the Company Group; or (ii) was in contact with you or in contact with any other employee or agent of the Company Group concerning any product or service with which you worked directly or indirectly during your employment with the Company Group or about which you acquired Confidential Information during your employment with the Company Group; or (iii) was solicited by the Company Group or the Company Group expended substantial efforts on developing plans to solicit, in each case in an effort in which you were involved or of which you were aware while you were employed by the Company Group.

“Company Group” means Fathom Digital Manufacturing Corporation and its direct and indirect subsidiaries.

“Confidential Information” means any confidential or privileged information with respect to the Company Group. For purposes of this Annex 1, “Confidential Information” includes, but is not limited to, (a) any information, in any form whatsoever (including written, electronic, and oral information), relating to the Company Group, its business, employees, clients, vendors, or anyone else, that is not generally known outside of the Company Group, including, without limitation, information relating to the business methods, corporate plans, management systems, finances, new business opportunities, research and development projects, marketing or sales of any past, present or future product or service; secret formulae, processes, inventions, designs, know-how discoveries, technical specifications and other technical information relating to the creation, production or supply of any past, present or future product or service of the Company and/or any member of the Company Group; lists or details of Clients or Potential Clients or suppliers or the arrangements made with any Clients or Potential Clients or supplier; and any information in respect of which the Company and/or any member of the Company Group owes an obligation of confidentiality to any third party; and (b) any such information relating to any other person or entity that has been provided to the Company Group pursuant to an agreement that requires the Company Group to maintain the confidentiality of the information.

[2]	NTD: To be revised as needed for enforceability in the relevant jurisdiction(s).

Annex 1-1

“Controlled Affiliates” means any other Person of which you directly or indirectly own more than fifty percent (50%) of the voting equity interest or of which you are entitled, directly or indirectly, by contract or otherwise, to appoint a majority of the board of directors, board of managers, or comparable body of such Person.

“Geographic Area” means North America and any other jurisdiction in which the Company Group engages in the Business at or during the relevant time.

“Non-Compete Period” means the period of your employment and the [twelve (12)-month] period following the termination of your employment for any reason.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, or other entity or any governmental authority.

“Work Product” means all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, trade dress, logos and all similar or related information (whether patentable or unpatentable) which relates to actual or anticipated business, operations, research and development of existing or future products or services of the Company Group and which are conceived, developed or made by you (whether or not during usual business hours and whether or not alone or in conjunction with any other person) during your period of employment together with all patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing. Notwithstanding the foregoing, “Work Product” shall not include the patents and other assets set forth on Appendix I hereto. You hereby represent and warrant that the patents and other assets owned by you set forth on Appendix I are not related in any way to the Company Group, except as stated therein.

CONFIDENTIALITY

In your position, you will have access to and be dealing with Confidential Information. In exchange for being provided access to such Confidential Information, you covenant and agree that, at all times during and after your employment with the Company Group, you will not, without prior written authorization from the Board or its designee, directly or indirectly disclose to any person, firm, association or corporation or use for your own benefit or gain any Confidential Information, provided that your disclosure of Confidential Information in the course of properly fulfilling your duties to the Company Group shall not be considered to be a breach of this covenant and provided further that this covenant is subject to any disclosure required by law or regulatory agency (provided that you provide the Company with advance written notice of such requirement, to the extent permitted by law, and reasonably cooperate with the Company should it seek to limit such disclosure). For the avoidance of doubt, this Annex 1 does not prohibit or restrict you (or your attorney) from responding to any inquiry about this Annex 1 or its underlying facts and circumstances by the Securities and Exchange Commission, the Financial Industry Regulatory Authority, or any other self-regulatory organization or governmental entity, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. You understand and acknowledge that you do not need the prior authorization of the Company Group to make any such reports or disclosures and that you are not required to notify the Company Group that you have made such reports or disclosures.

Annex 1-2

Breach of confidentiality is a serious matter and could result in termination for cause. Upon cessation of employment for any reason, you agree to return all property of the Company Group, both in electronic and paper form and including all client records, product information, business plans etc., and you agree not to retain any copies of such property.

RETURN OF PROPERTY

At any time during your period of employment or following its termination (for whatever reason), as requested by the Company and/or any member of the Company Group, you agree to:

•

return to the Company or any member of the Company Group or, if instructed by the Company and/or any member of the Company Group, irretrievably destroy or delete any of the following in your possession, custody and/or directly or indirectly under your control:

•

any documents, drawings, designs, computer files or software, visual or audio tapes or other materials containing information whether stored on any magnetic or optical disk or memory card/stick or otherwise (including, without limitation, Confidential Information) and/or any copies or extracts of the same relating to the Business; and

•	any other property of the Company and/or any member of the Company Group;

•

inform the Company of all passwords, passcodes, pin numbers and any other similar information used by you in relation to any information technology systems, vehicles, rooms and/or any other secured property of the Company and/or any member of the Company Group; and

•

disclose to the Company details of all prospective customers engaged in negotiations with the Company or any member of the Company Group in the twelve (12) months prior to the termination of your employment with whom you were personally involved with a view to obtaining goods or services from the Company or any member of the Company Group or in relation to whom you have acquired Confidential Information.

NON-COMPETITION

The Company Group is in a highly competitive business and invests substantial time, money, and effort to, among other things, provide employees with specialized skills and to develop goodwill and relationships with clients and potential clients. Accordingly, you covenant and agree that, during the Non-Compete Period, you shall not, and shall cause your Controlled Affiliates not to, without the Company’s express written consent, directly or indirectly, anywhere in the Geographic Area, either for yourself or through any other Person, have an ownership interest in, manage, participate, operate, control, permit your name to be used by, perform services for or otherwise become involved in (whether as an officer, director, manager, employee, investor, partner, proprietor, stockholder, member, trustee, consultant, agent, representative, broker, promoter or otherwise), any Person engaging in the Business. Notwithstanding the foregoing, nothing in this Section 7(a) shall prohibit (i) you or any of your Controlled Affiliates from having a passive ownership interest of not more than one percent (1.0%) of any publicly traded entity whose securities have been registered under the Securities

Annex 1-3

Act of 1933, as amended, or Section 12 of the Securities Exchange Act of 1934, as amended, so long as neither you nor any of your Controlled Affiliates participates in any way in the management, operation or control of such public traded entity; or (ii) you from engaging in any activities or performing any services in connection with your employment with the Company Group. If you should violate this non-competition restriction, the Non-Compete Period will not expire during any period in which you are in violation and shall automatically be extended by the length of such period of violation.

NON-SOLICITATION

During the Non-Compete Period, shall not, and shall cause your Controlled Affiliates not to, without the Company’s express written consent, anywhere in the Geographic Area, either for yourself or through any other Person:

•

Directly or indirectly, with the purpose or effect of competing or interfering with any part of the Business, attempt to solicit, call upon, or accept the business of any Client or Potential Client; or

•

Directly or indirectly employ, solicit for employment or otherwise engage or endeavor to entice away from the Company Group any person who is employed by Company Group as of the date of your termination or call upon or encourage any employee, consultant or independent contractor of the Company Group to cease being employed or engaged by the applicable member of the Company Group.

If you should violate this non-solicitation restriction, the Non-Compete Period will not expire during any period in which you are in violation and shall automatically be extended by the length of such period of violation.

INTELLECTUAL PROPERTY RIGHTS ASSIGNMENT

You hereby assign, transfer and convey to the Company Group all of your right, title, and interest to and in all Work Product. You agree that all Work Product belongs in all instances to the Company Group. You will promptly disclose such Work Product to the Company Group and perform all actions reasonably requested by the Company Group (whether during or after your period of employment) to establish and confirm the Company Group’s ownership of such Work Product (including, without limitation, the execution and delivery of assignments, consents, powers of attorney and other instruments) and to provide reasonable assistance to the Company Group (whether during or after your period of employment) in connection with the prosecution of any applications for patents, trademarks, trade names, service marks or reissues thereof or in the prosecution or defense of interferences relating to any Work Product. You recognize and agree that the Work Product, to the extent copyrightable, constitutes works for hire under the copyright laws of the United States.

NON-DISPARAGEMENT

You hereby agree that you shall not, in any manner, directly or indirectly, make any oral or written statement to any person that disparages or places any member of the Company Group or any of their respective officers, shareholders, members, advisors, partners or directors, in a false or negative light; provided that nothing herein is intended to or should be construed to prevent you from fully and truthfully responding to a subpoena or other legal process or request by a governmental or regulatory body, testifying fully and truthfully in any action, proceeding or regulatory matter, or otherwise reporting in good faith possible violations of law or regulations to any governmental agency or governmental entity or making disclosures that are protected under whistleblower or other provisions of the law.

Annex 1-4

MISCELLANEOUS

You represent that you have read and understand this Annex 1 and it does not prevent you from earning a living or pursuing your career. You agree that the restrictions contained in this Annex 1 are reasonable, proper and necessitated by the Company Group’s legitimate business interests. You are entering into this Annex 1 freely and with knowledge of its content and with the intent to be bound by this Annex 1 and the restrictions contained in it.

You agree that any breach of the covenants contained herein will cause irreparable harm to the Company Group and that damages arising from a breach may be difficult to determine. You therefore agree and acknowledge that, in addition to all other remedies provided at law or in equity, the Company Group will be entitled to specific performance and temporary and permanent injunctive relief, from any court of competent jurisdiction, restraining any breaches by you or others acting in concert with you, without the necessity of the Company Group proving actual damages or posting a bond. If the Company Group prevails in any action hereunder, in whole or in part, you will also be liable for the Company Group’s attorneys’ fees and costs in connection with such action and any related proceedings.

If any of the restrictions which are expressed in this Annex 1 to apply during a particular period shall be held to be void, but would be valid if part of their wording were deleted, such restriction shall apply with such deletion as may be necessary to make it valid or effective.

All claims arising hereunder, or relating hereto, shall be governed by the laws of the State of Delaware, without regard to its conflict of law rules. You and the Company agree to submit to the personal jurisdiction of the state and federal courts sitting in the State of Delaware, in any action or proceeding arising out of or relating to this Annex 1 and further agreement that all claims in respect of the action or proceeding may be heard and determined only in such courts.

This Annex 1 and all schedules and exhibits hereto, together with the offer letter of which this Annex 1 forms a part, embody the entire agreement of the parties hereto respecting the matters within its scope and supersedes all other prior agreements (including, without limitation, any offer letters, term sheets and correspondence relating thereto), whether written or oral, that directly or indirectly bear upon the subject matter hereof. This Annex 1 may not be amended, modified or changed (in whole or in part), except by written agreement executed by both of the parties hereto.

If any provision of this Annex 1 or any schedule hereto is found to be void or unenforceable, in whole or in part, the void or unenforceable provision shall be severed. If a provision of this Annex 1A or any schedule hereto is found to be too broad, then that provision shall be limited and enforced in its limited form to the maximum extent possible under applicable law.

The Company may, in whole or in part, release, compound, compromise, waive or postpone, in its absolute discretion, any liability owed to it or right granted to it in this Annex 1 by you without in any way prejudicing or affecting its rights in respect of any part of that liability or any other liability or right not so released, compounded, compromised, waived or postponed. No single or partial exercise, or failure or delay in exercising any right, power or remedy by the Company shall constitute a waiver by it of, or impair or preclude any further exercise of, that or any right, power or remedy arising under this Annex 1 or otherwise.

Annex 1-5

APPENDIX I

EXCLUDED FROM WORK PRODUCT

I have no inventions.

The following is a complete list of all pre-existing intellectual property and other assets to be excluded from the definition of Work Product relative to the subject matter of my employment with the Company Group that have been created by me, alone or jointly with others, prior to the Effective Date, which might relate to the Company Group’s present business:

Additional sheets attached.

Executive:		Date:
Name:

Appendix l-1